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                                                                   EXHIBIT 99.1

                           700 LOUISIANA STREET             FAX:  713 225-6475
                           SUITE 4300                 TELEPHONE:  713 570-3200
                           HOUSTON, TEXAS 77002

[PIONEER LOGO]

                                 PRESS RELEASE



                   PIONEER ANNOUNCES COMPLETION OF SETTLEMENT

         Houston, Texas (March 4, 2003) - Pioneer Companies, Inc. [OTC: PONR] today announced that its previously-announced settlement with the Colorado River Commission, an agency of the State of Nevada, is now fully effective. The settlement relates to disputes over various derivative positions that CRC entered into purportedly for the benefit of Pioneer's chlor-alkali plant in Henderson, Nevada. The derivative positions consisted of contracts for the forward purchase and sale of electricity as well as put and call options that were written for electric power.

         As a result of the settlement, which is effective as of January 1, 2003, Pioneer has been released from all claims for liability with respect to the derivatives positions. As reported in Pioneer's SEC filings, certain of these derivatives positions, referred to as the "Approved Derivatives" and the "Disputed Derivatives," were recorded in Pioneer's financial statements. A third category of these derivatives positions, referred to as the "Rejected Derivatives," were disclosed in Pioneer's financial statement footnotes, but were not recorded in Pioneer's balance sheet or income statement. In addition, the mark to market liability on two additional derivative contracts designated as purchases in the

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ordinary course of business was not recorded in Pioneer's balance sheet or income statement, although it was disclosed in the financial statement footnotes.

         At September 30, 2002, Pioneer's balance sheet included a net liability for the mark to market loss on the Approved Derivatives and Disputed Derivatives of $97.6 million and an $18.8 million receivable from CRC related to net proceeds from closed Approved Derivatives and Disputed Derivatives. At September 30, 2002, the Rejected Derivatives and the two purchase contracts had mark to market losses of $38.1 and $18.7 million, respectively, which were disclosed in the financial statement footnotes but were not recorded in Pioneer's balance sheet or income statement. In accordance with the settlement agreement, Pioneer will be relieved of the derivative liabilities and CRC will retain the net proceeds from closed positions.

            Pioneer's long-term hydropower contracts with CRC, which have terms expiring variously from 2008 to 2017, have been assumed by the Southern Nevada Water Authority. Those long-term hydropower contracts allowed Pioneer to purchase a portion of the Henderson facility's power requirements at favorable rates. Since the contracts were not derivative contracts and the power purchased under the contracts could not be resold by Pioneer at market rates, the contracts were not recorded as an asset on Pioneer's balance sheet. The fair value of Pioneer's hydropower contract rights using the same valuation methodology that was used with respect to the derivatives, would have been approximately $62 million as of September 30, 2002.

         As part of the settlement, Pioneer and CRC have entered into a new supply agreement that will provide the majority of the plant's expected power needs, under the terms of which CRC will provide power at a market index rate.
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The rate is expected to be higher than the rates under the long-term hydropower contracts that were surrendered by Pioneer as part of the settlement. The new agreement will have a term extending to December 31, 2006, although Pioneer and CRC may agree to extend the term.

         As a result of the settlement all litigation that is currently pending between Pioneer and CRC will be dismissed.

         Michael Y. McGovern, Pioneer's President and Chief Executive Officer, stated, "The dispute with the Colorado River Commission was a burden that both Pioneer and CRC needed to resolve, and we are extremely pleased that Pioneer and CRC found a solution to the problem. While the current cost of electricity for Pioneer's Henderson plant has increased due to the settlement, the uncertainty associated with the derivatives contracts has been removed. We believe that the new power supply agreement with CRC is flexible enough to provide for effective cost management techniques and will reflect prevailing market prices."

         Pioneer, based in Houston, Texas, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. The Company owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America. Other information and press releases of Pioneer Companies, Inc. can be obtained from its Internet web site at www.piona.com.

         Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and
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uncertainties, including, but not limited to, Pioneer's high financial leverage, global economic conditions, the demand and prices for Pioneer's products, Pioneer and industry production volumes, competitive prices, the cyclical nature of the markets for many of Pioneer's products and raw materials, the effect of Pioneer's results of operations on its debt agreements, and other risks and uncertainties described in Pioneer's filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:  Gary L. Pittman  (713) 570-3200

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